UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

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TRANSDIGM GROUP INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Wednesday, March 6, 2013, at 9:00 a.m., local time, for the following purposes:

1. To elect two directors, each to serve a three-year term and until a successor has been duly elected and qualified;

2. To conduct an advisory vote on compensation paid to the Company’s named executive officers;

3. To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2013;

4. To vote on a stockholder proposal, if properly presented at the meeting; and

5. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 11, 2013 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Stockholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

GREGORY RUFUS
Secretary

Dated: January 28, 2013

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON March 6, 2013.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/phoenix.zhtml?c=196053&p=irol-irhome

TRANSDIGM GROUP INCORPORATED

PROXY STATEMENT

The Company’s Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TransDigm Group Incorporated (the “Company”) on certain matters to be voted on at the upcoming annual meeting of stockholders, which will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Wednesday, March 6, 2013, at 9:00 a.m., local time. The Company is mailing this proxy statement and the accompanying notice of meeting and proxy form, along with the Company’s Annual Report to Stockholders, on or about January 28, 2013.

ABOUT THE MEETING

What is the purpose of the annual meeting of stockholders?

At the Company’s annual meeting of stockholders, stockholders will act upon matters outlined in the accompanying notice of meeting, including the election of two directors, an advisory vote on executive compensation, the ratification of the Company’s selection of its independent accountants and a stockholder proposal, if properly presented at the annual meeting of stockholders. The Company is not aware of any other matter that will be presented for your vote at the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, January 11, 2013, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 52,037,955 shares of common stock.

Who can attend the meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

When and where is the meeting?

The meeting will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Wednesday, March 6, 2013, at 9:00 a.m., local time. For directions to the meeting, call Investor Relations at (216) 706-2945.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or email, and Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, has been retained at an estimated cost of $11,000 plus customary costs and expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares of common stock. The Company’s employees will not receive any additional compensation for their participation in the solicitation.

How do I vote by proxy?

Whether or not you plan to attend the annual meeting, the Company urges you to complete, sign and date the enclosed proxy form and to return it in the envelope provided. Returning the proxy form will not affect your right to attend the annual meeting.

If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers, in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants, and will abstain from voting on the stockholder proposal.

If any other matter is presented, your proxy will vote in accordance with his best judgment. As of the date of this proxy statement, the Company is not aware of other matters to be acted on at the annual meeting other than those matters described in this proxy statement.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, or by giving notice to the Company in open meeting. It is important to note that your presence at the annual meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the aggregate number of shares of common stock outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

The two nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular director nominee, or if you indicate ‘WITHHOLD AUTHORITY’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee. If your shares are held in “street name” by a broker or nominee indicating on a proxy that it does not have authority to vote on this or any other proposal, this will result in a “broker non-vote,” which will not count as a vote for or a vote against any of the nominees.

The approval of executive compensation is an advisory vote; however, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal as approval of the compensation paid to the Company’s named executive officers. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

Although the Company’s independent accountants may be selected by the Audit Committee of the Board of Directors without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal to be a ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent accountants. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal is required for approval of the stockholder proposal. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the common stock of the Company as of December 17, 2012 with respect to each person known to be a beneficial owner of more than five percent of the outstanding common stock, each director and named executive officer of the Company and all directors and executive officers of the Company as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. None of the shares held by directors or executive officers are pledged.

Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned(1)
	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class
Berkshire Fund VII, L.P.(2)	3,961,027	—	3,961,027	7.61%
Lone Pine Capital LLC(3)	3,472,092	—	3,472,092	6.67%
Directors
William Dries	400	1,500	1,900	*
Mervin Dunn	1,431	9,540	10,971	*
Michael Graff(4)	36,523	15,900	52,423	*
Sean P. Hennessy	15,005	9,540	24,545	*
W. Nicholas Howley(5)	—	527,379	527,329	1.01%
Douglas W. Peacock	787	9,540	10,327	*
Robert J. Small(6)	3,985,928	2,970	3,988,898	7.67%
John Staer	91	800	891	*
Named Executive Officers
Gregory Rufus(7)	—	139,920	139,920	*
James Skulina	20,000	90,359	110,359	*
Peter Palmer	—	34,290	34,290	*
John Leary	—	93,408	93,408	*
All directors and executive officers as a group (15 persons)(8)	4,120,234	1,514,546	5,634,780	10.52%

*	less than 1%
(1)	Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended (the “Exchange Act”), within 60 days of December 17, 2012. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of December 17, 2012, but excludes shares underlying options held by any other person. Percentage of ownership is based on 52,026,861 shares of common stock of the Company outstanding as of December 17, 2012.
(2)

Information obtained from a Schedule 13D/A filed by Berkshire Fund VII, L.P. (“Fund VII”), Berkshire Fund VII-A, L.P. (“Fund VII-A”), Berkshire Investors LLC (“Investors”), Berkshire Investors III LLC (“Investors III”), Stockbridge Fund, L.P. (f/k/a Stockbridge Special Situations Fund, L.P.) (“SF”), Stockbridge Partners LLC (“SP”), Stockbridge Fund M, L.P. (“SFM”), Stockbridge Absolute Return Fund, L.P. (“SARF”) and Stockbridge Master Fund (OS), L.P. (“SOS”) on March 6, 2012 and from information obtained from Berkshire Partners LLC. Seventh Berkshire Associates LLC, a Massachusetts limited liability company (“7BA”), is the general partner of Fund VII and Fund VII-A. Stockbridge Associates LLC, a Delaware limited liability company (“SA”), is the general partner of SF, SFM, SARF and SOS. As of December 31, 2012, the managing members of 7BA are Michael C. Ascione, Bradley M. Bloom, Jane Brock-Wilson, Kevin T. Callaghan, Christopher J. Hadley, Sharlyn C. Heslam, Elizabeth L. Hoffman,

Ross M. Jones, Lawrence S. Hamelsky, Richard K. Lubin, Joshua A. Lutzker, David R. Peeler, Robert J. Small and Edward J. Whelan (the “Berkshire Principals”). Mr. Small is a director of the Company. The Berkshire Principals are also the managing members of Investors, Investors III and SA. Fund VII, Fund VII-A, Investors, Investors III, SF, SP, SFM, SARF and SOS often make acquisitions in, and dispose of, securities of an issuer on the same terms and conditions and at the same time. Berkshire Partners LLC, a Massachusetts limited liability company (“Berkshire Partners”), is the investment advisor to Fund VII and Fund VII-A (collectively, the “Funds”). Berkshire Partners, the Funds and 7BA acknowledge that they are part of a “group” for purposes of Section 13(d)(3) of the Exchange Act. Investors, Investors III, SF, SA, SP, SFM, SARF and SOS may also be deemed to constitute a part of a “group” along with Berkshire Partners, the Funds and 7BA for purposes of Section 13(d)(3) of the Act. However, the filing parties do not admit that Investors, Investors III, SF, SA, SP, SFM, SARF or SOS are a part of a group, or have agreed to act as a part of a group. Fund VII directly holds 2,555,020 shares of common stock with sole voting and dispositive power. Fund VII-A directly holds 477,668 shares of common stock with sole voting and dispositive power. As the sole general partner of Fund VII and VII-A, 7BA may be deemed to beneficially own 3,739,029 shares of common stock held by Fund VII-A; however, 7BA disclaims beneficial ownership thereof. As investment advisor to Fund VII and Fund VII-A, Berkshire Partners may be deemed to beneficially own shares of common stock held by Fund VII and Fund VII-A; however, Berkshire Partners disclaims beneficial ownership thereof. Investors owns 50,519 shares of common stock with sole voting and dispositive power. Investors III owns 12,817 shares of common stock with sole voting power and dispositive power. SF directly holds 556,270 shares of common stock with sole voting and dispositive power. SFM directly holds 87,913 shares of common stock with sole voting and dispositive power. SARF directly holds 3,497 shares of common stock with sole voting and dispositive power. SOS directly holds 58,661 shares of common stock with sole voting and dispositive power. As the sole general partner of SF, SFM and SARF, SA may be deemed to beneficially own shares of common stock held by SF, SFM and SARF. However, SA disclaims beneficial ownership of such shares of common stock. SP manages investments for its clients and has limited discretionary voting power in respect of common stock. SP owns 158,662 shares of common stock over which it shares voting power and has full dispositive power. By virtue of their positions as managing members of 7BA, Investors, Investors III, SA and Berkshire Partners, the Berkshire Principals may be deemed to possess indirect beneficial ownership of the shares of common stock beneficially owned by Fund VII, Fund VII-A, Investors, Investors III, SF, SFM, SARF, SOS and SP. However, none of the Berkshire Principals, acting alone, has voting or investment power with respect to shares beneficially owned by Fund VII, Fund VII-A, Investors, Investors III, SF, SFM, SARF, SOS or SP, and, as a result, each Berkshire Principal disclaims beneficial ownership of such shares of common stock. Two of the Berkshire Principals beneficially own shares of common stock, which are not reported as holdings under the Fund VII line item in the table above. Robert J. Small, a director of the Company, owns and has sole voting and dispositive power with respect to 24,901 shares of common stock (which are separately reported in the table) (see footnote (8) below). Ross M. Jones is a trustee of a foundation that owns 4,000 shares of common stock and has shared voting and shared dispositive power with respect thereto. The address of each reporting person is c/o Berkshire Partners LLC, One Boston Place, 33rd floor, Boston, Massachusetts 02108.

(3)

Number of shares held obtained from a Form 13F-HR filed by Lone Pine Capital LLC with the Securities Exchange Commission on November 14, 2012 with respect to its holdings as of September 30, 2012. Information obtained from a Schedule 13G/A filed February 14, 2012 by Lone Spruce, L.P. (“Lone Spruce”), Lone Balsam, L.P. (“Lone Balsam”), Lone Sequoia, L.P. (“Lone Sequoia”), Lone Cascade, L.P. (“Lone Cascade”) , Lone Sierra, L.P. (“Lone Sierra”), Lone Pine Associates LLC (“Lone Pine Associates”), Lone Pine Members LLC (“Lone Pine Members”), Lone Pine Capital LLC (“Lone Pine Capital”) and Stephen F. Mandel, Jr. Shares are directly owned by Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade and Lone Sierra. Lone Pine Associates may be deemed to beneficially own the shares held by Lone Spruce, Lone Balsam and Lone Sequoia. Lone Pine Members may be deemed to beneficially own the shares held by Lone Cascade and Lone Sierra. In addition, Lone Pine Capital is the investment manager for Lone Cypress, Ltd. (“Lone Cypress”), Lone Kauri, Ltd. (“Lone Kauri”) and Lone Monterey Master Fund, Ltd. (“Lone Monterey Master Fund”) and may be deemed to beneficially own shares held by each of them. Mr. Mandel may be deemed to beneficially own the shares held by Lone Spruce, Lone Balsam,

Lone Sequoia, Lone Cascade, Lone Sierra, Lone Cypress, Lone Kauri and Lone Monterey Master Fund. The address of the business office of each of the foregoing persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(4)	Includes 3,382 shares held by Mr. Graff as the trustee of certain trusts created for the benefit of his minor children and 16,096 shares held by a trustee of a trust created by Mr. Graff’s wife for the benefit of their children.
(5)	Includes options to purchase 19,525 shares that are held by Bratenahl Investments, Ltd. By virtue of his indirect ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under Exchange Act) of the options that are owned by Bratenahl Investments, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.
(6)	Includes 3,961,027 held by entities related to Berkshire Fund VII, L.P. (see footnote (2) above). Mr. Small disclaims beneficial ownership of all shares owned by the Berkshire entities except to the extent of any pecuniary interest therein. Also includes 1,406 shares held by Mr. Small as trustee over which he has voting power but does not have any economic interest.
(7)	Includes 29,920 options to purchase shares of common stock that are held by the Irrevocable Trust, Gregory Rufus and Kathy M. Rufus as Grantors and Jeffrey P. Consolo as Trustee, dated December 8, 2012.
(8)	Includes shares subject to options exercisable within 60 days of December 15, 2012. Includes (i) 3,382 shares held by Mr. Graff as trustee and 16,096 held by a trustee of a trust created by Mr. Graff’s wife (see footnote (4) above), (ii) 19,525 options to purchase shares of common stock, which Mr. Howley may be deemed to beneficially own by virtue of his indirect ownership interest in Bratenahl Investments, Ltd. (see footnote (5) above), (iii) 3,961,027 shares held by entities related to Berkshire Fund IV, L.P. and 1,406 shares held by Mr. Small as trustee (see footnote (6) above), and (iv) 29,920 options to purchase shares of common stock, which are held in trust (see footnote (7) above).

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three staggered classes of directors, each consisting of the same or nearly the same number of directors. The total number of directors is currently fixed at eight. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. At the annual meeting, the terms of the Class I directors are expiring. Unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Messrs. Dunn and Graff. The two nominees receiving the most votes will be elected as Class I directors. If elected, each nominee will serve as a director for a three-year term and until his successor is duly elected and qualified.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election as Class I Directors at the Annual Meeting

Name	Age	Length of Service as Director	Position with the Company
Mervin Dunn	59	Since 2007	Director
Michael S. Graff	61	Since 2003	Director

Mr. Dunn was named a director of the Company in September 2007. Mr. Dunn is the Chief Executive Officer of Commercial Vehicle Group, Inc., a NASDAQ-listed supplier of systems for the commercial vehicle market. Mr. Dunn has been with Commercial Vehicle Group, Inc. since November 1999. Mr. Dunn is also a director of Commercial Vehicle Group, Inc.

Mr. Graff was named a director of the Company in July 2003. Mr. Graff has served as a member and managing director of Warburg Pincus LLC and as a general partner of Warburg Pincus & Co., a private equity firm, since October 2003. Mr. Graff served as an advisor to Warburg Pincus LLC from July 2002 until October 2003. Prior to joining Warburg Pincus, Mr. Graff was President and Chief Operating Officer of Bombardier Aerospace, an aerospace manufacturer. Mr. Graff is a director of Builders FirstSource, Inc., a NASDAQ-listed manufacturer and distributor, and Polypore International, Inc., an NYSE-listed manufacturer of polymer-based membranes. Mr. Graff is also a director of several other privately held companies.

The Board of Directors recommends that the stockholders vote FOR the nominees for election set forth above.

Business Experience of Class II and Class III Directors

The following table sets forth certain information concerning the Company’s other directors:

Name	Age	Position with the Company
William Dries	61	Director
Sean P. Hennessy	55	Director
W. Nicholas Howley	60	Chief Executive Officer and Chairman of the Board of Directors of the Company
Douglas W. Peacock	74	Director
Robert Small	46	Director
John Staer	61	Director

Mr. Dries was named a director of the Company in April 2011. Mr. Dries is a certified public accountant. From 2002 until 2011, Mr. Dries was Senior Vice President and Chief Financial Officer of EnPro Industries, Inc., a manufacturer of engineered industrial products. Prior to that, Mr. Dries was employed by United Dominion Industries, Inc. and Ernst & Young LLP. Mr. Dries is a director of Polypore International, Inc., an NYSE-listed manufacturer of polymer-based membranes.

Mr. Hennessy was named a director of the Company in April 2006. Mr. Hennessy has served as the Chief Financial Officer of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, since 2001. Mr. Hennessy is a certified public accountant.

Mr. Howley was named Chairman of the Board of Directors in July 2003. Mr. Howley was a founder of TransDigm Inc. and has served as Chief Executive Officer of the Company since December 2005 and of TransDigm Inc. since December 2001. Mr. Howley served as President of the Company from July 2003 until December 2005 and served as President of TransDigm Inc. from December 1998 through September 2005. Mr. Howley was a director of Polypore International, Inc., an NYSE-listed manufacturer of polymer-based membranes through November 2012. Through October 2011, Mr. Howley was a director of Satair A/S, a Danish public company that is an aerospace distributor, including a distributor of the Company’s products.

Mr. Peacock was named a director of the Company in July 2003. Mr. Peacock was a founder of TransDigm Inc. and served as its President from 1993 to 1998, its Chief Executive Officer from 1993 to 2001 and its Chairman from 1993 until July 2003. Mr. Peacock has also previously served as a director of privately held companies.

Mr. Small was named a director of the Company in March 2010. Mr. Small has been a Managing Director of Berkshire Partners LLC (“Berkshire”), a private equity investment firm, since 2000 and initially joined the firm in 1992. Since its inception in 2007, Mr. Small has directed Stockbridge Partners LLC, a specialized investment group within Berkshire focused on marketable securities. Mr. Small was formerly a director of Hexcel Corporation, a composite materials producer primarily for aerospace and wind energy applications, and other privately held companies.

Mr. Staer was named a director in January 2012. Mr. Staer has been the Chief Executive Officer of Satair A/S, a subsidiary of Airbus (“Satair”), and a distributor of aerospace products, including parts manufactured by subsidiaries of the Company, since 1994. Mr. Staer is a director of Ambu A/S, a Danish public company that is a manufacturer of hospital and rescue service equipment, and Dalhoff Larsen & Horneman A/S, a Danish public company that is a supplier of timber and wood products. Mr. Staer was appointed as a director by the Board of Directors at the recommendation of the Nominating and Governance Committee. Mr. Staer was recommended to the Board of Directors by Mr. Howley. Mr. Staer was ultimately recommended by the Nominating and Corporate Governance Committee and elected by the Board of Directors in light of his qualifications discussed under “CORPORATE GOVERNANCE—Nominating and Corporate Governance Committee.”

DIRECTOR COMPENSATION

Mr. Howley, the only director who is also an employee of the Company, does not receive any director fees. In 2012, compensation for non-employee directors included the following:

•	An annual retainer fee of $30,000, with such fee being paid, at the option of each director, either in cash or shares of the Company’s common stock, paid semi-annually in arrears.

•	A fee of $2,500 for each meeting of the Board of Directors attended, paid semi-annually in arrears.

•	A fee of $1,000 for each meeting of any committee of the Board of Directors attended, paid semi-annually in arrears.

•	An additional retainer of $15,000 to the chairman of the Audit Committee, paid semi-annually in arrears.

•	An additional retainer of $5,000 to the chairmen of the Compensation and Nominating and Governance Committees, paid semi-annually in arrears.

In addition, the Company had historically paid a $10,000 annual stock grant to directors. However, in fiscal 2009, the Board determined that the directors would instead receive approximately $50,000 (valued on a Black Scholes basis) of stock options granted on the same terms and conditions as those granted to Company employees, which would provide compensation for services provided in each of fiscal years 2009 through 2013. The grants, made in November 2008 to non-employee directors serving at that time, were to purchase 15,900 shares of common stock at a price of $27.08 and vest over five years. Mr. Small received a grant of options to purchase 5,500 shares of common stock on April 23, 2010 at a price of $56.71, which options will vest over three and a half years and are in lieu of annual equity compensation for Mr. Small’s service as a director for fiscal 2010 through 2013. Mr. Dries received a grant of options to purchase 3,000 shares of common stock on April 28, 2011 at a price of $81.50, which options will vest over two and a half years and are in lieu of annual equity compensation for Mr. Dries’ service as a director for fiscal 2011 through 2013. Mr. Staer received a grant of options to purchase 1,600 shares of common stock on April 20, 2012 at a price of $122.25, which options vest over one and a half years and are in lieu of annual equity compensation for Mr. Staer’s service as a director for fiscal 2012 through 2013. The terms of the options are discussed in greater detail under “Executive Compensation-Equity Based Incentives-Options.”

In addition, pursuant to an agreement entered into in 1999 between TransDigm Inc. and Mr. Peacock, TransDigm Inc. is obligated to provide Mr. Peacock and his wife medical and dental insurance coverage comparable to that they were receiving at the time of Mr. Peacock’s retirement. In light of the Company’s transition to self-insurance, in 2007 TransDigm Inc. and Mr. Peacock agreed that TransDigm Inc. would satisfy its obligations under the 1999 agreement by paying for Mr. Peacock’s Medicare and dental insurance coverage, Mrs. Peacock’s medical and dental insurance coverage, and supplemental medical reimbursement coverage for both Mr. and Mrs. Peacock, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. and Mrs. Peacock were covered under those benefit plans. TransDigm Inc. also agreed to retain a health insurance consultant to assist Mr. and Mrs. Peacock in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process at the outset and thereafter managing claims issues. These payments are made on a “grossed-up” basis for federal income tax purposes, but no gross-up payment related to fiscal 2012 has yet been made. The cost of coverage and related services under these arrangements in fiscal 2012 was $15,634 and the cost of the gross-up payment for 2011, paid in January 2012, was $24,762

The following table sets forth the compensation paid to the Company’s non-employee directors during 2012:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
William Dries	19,013	29,987		—	49,000
Mervin Dunn	35,011	14,989	—	19,828	69,828
Michael S. Graff	25,013	29,987	—	19,828	74,828
Sean P. Hennessy	35,013	29,987	—	19,828	84,828
Douglas W. Peacock	54,000	—	—	60,224	114,224
Robert J. Small	50,000	—	—	—	50,000
John Staer(4)	20,011	14,989	77,553	—	112,553

(1)	Messrs. Dries, Dunn, Graff, Hennessy and Staer elected to receive the first installment of their semi-annual board retainer fees as stock. The shares were issued based on a value established on March 15, 2012, on which date the closing price of the common stock on the New York Stock Exchange was $115.30. Messrs. Dries and Graff elected to receive the second installment of their semi-annual board retainer fees as stock. The shares were issued based on a value established on September 15, 2012, on which date the closing price of the common stock on the New York Stock Exchange was $145.61.
(2)	The amount reported represents the grant date fair value of stock options awarded during 2012 under the Company’s 2006 Stock Incentive Plan. See Note 16 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2012 for information on the grant date fair value of awards and a description of the assumptions used in that computation.
(3)	Includes amounts paid under the Company’s dividend equivalent plans (and, for Mr. Graff, an amendment to his option agreement dated June 2004 to conform the dividend equivalent payment provisions in his option agreement to the dividend equivalent plans). Also includes $40,396 for Mr. Peacock, constituting the net amounts paid to or on behalf of Mr. Peacock or his wife for medical insurance coverage or medical claims pursuant to the agreement between Mr. Peacock and TransDigm Inc. described above.
(4)	Mr. Staer was elected to the Board of Directors on January 20, 2012.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its stockholders. A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Board of Directors reviews the Corporate Governance Guidelines periodically.

Codes of Ethics & Whistleblower Policy

The Company is committed to integrity and ethical behavior and has adopted a Code of Ethics for Senior Financial Officers, a Code of Business Conduct and Ethics and a Whistleblower Policy.

Code of Ethics for Senior Financial Officers. The Company has a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, president and chief operating officer, chief financial officer, division presidents, controllers, director of treasury management and chief internal auditor (collectively, “Senior

Financial Officers”) of the Company. This code requires Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other public filings or communications made by the Company; to endeavor to comply with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; to not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; to not use for personal advantage confidential information acquired in the course of their employment; to proactively promote ethical behavior among peers and subordinates in the work place; and to promptly report any violation or suspected violation of this code to the Audit Committee. Only the Audit Committee or the Board of Directors may waive any provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. This code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Code of Business Conduct and Ethics. The Company also has a Code of Business Conduct and Ethics that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s employees, officers and directors. This code governs the actions, interactions and working relationships of the Company’s employees, officers and directors with customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. The code sets forth the expectation that employees, officers and directors will conduct business legally and addresses conflict of interest situations, protection and use of Company assets, corporate opportunities, fair dealing, confidentiality and reporting of illegal or unethical behavior. Only the Board of Directors or the Nominating and Corporate Governance Committee may waive any provision of the code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise may be required by rule or regulation. This code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Whistleblower Policy. The purpose of the Whistleblower Policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact the Company, the Company’s customers, stockholders, fellow employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports may be made directly to the Chief Financial Officer, the Audit Committee or to Business Controls, Inc., a third party service retained on behalf of the Audit Committee. The Audit Committee chair receives notices of complaints reported under the policy and oversees the investigation of such complaints. The Whistleblower Policy is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Board Composition

The Company’s Board of Directors is divided into three staggered classes of directors, each consisting of the same or nearly the same number of directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the Annual Meeting of Stockholders to be held during the years 2013 for the Class I directors (the meeting to which this proxy statement relates), 2014 for the Class II directors and 2015 for the Class III directors.

•	The Class I directors are Messrs. Dunn and Graff;

•	The Class II directors are Messrs. Hennessy, Peacock and Staer; and

•	The Class III directors are Messrs. Dries, Howley and Small.

The Company’s amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its Board of Directors. On January 20, 2012, the Board of Directors fixed the number of directors at eight and elected Mr. Staer to fill the vacancy. Mr. Staer was made a Class II director with a term expiring in 2014 in order to distribute the number of directors among the three classes so, as nearly as possible, each class will consists of one-third of directors. In the future, any additional directorships resulting from an increase in the number of directors will be similarly distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The division of the Company’s Board of Directors into three classes with staggered three-year terms may delay or prevent a change of the Company’s management or a change in control.

Independence of Directors

During fiscal 2012 all of the directors, other than Messrs. Howley and Staer, were considered to be “independent directors” within the meaning of the New York Stock Exchange’s listing standards. In determining that Mr. Peacock was independent, the Board considered the insurance arrangement between Mr. Peacock and the Company described in this proxy statement under “Director Compensation.” The Company does not have separate criteria for determining independence, different from the NYSE listing standards.

The Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) as specified in the listing standards of the NYSE will be considered independent.

Board Leadership Structure

The Board leadership structure is comprised of a combined Chief Executive Officer and Chairman of the Board of Directors. The Board believes that combining the function of Chief Executive Officer and Chairman of the Board is appropriate for the Company because it ensures that the Board of Directors focuses on important strategic objectives and understands challenges facing the Company in its day-to-day operations. This combined role is balanced by the independence of the other directors and the role of the presiding director described below.

Presiding Director

The presiding director is an independent director that leads the executive sessions of the non-management directors. The Board designates the presiding director on a rotating basis.

Board’s Role in Risk Management Oversight

The Board of Directors oversees the process of risk management. Members of management regularly communicate with the Board regarding the Company’s risk exposure and its efforts to monitor and mitigate such risks. Specifically, the Company’s executive officers annually meet in person to discuss the material risks facing the Company and ways to mitigate those risks. Management then provides a written summary of its findings to the full Board and the Board reviews and discusses such risks at a regularly scheduled Board meeting.

Board Meetings

During the fiscal year ended September 30, 2012, the Board of Directors held four meetings. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in fiscal 2012. The Company has not established a formal policy regarding director attendance at the Company’s annual meeting of stockholders. However, the Company expects that directors will attend if possible. One director attended the 2012 annual meeting of stockholders.

After each meeting of the Board of Directors, non-management directors meet independently of the Chairman of the Board. In fiscal 2012, the non-management directors met after each regularly scheduled Board meeting. The independent directors met once.

Board Committees

During fiscal 2012, the Board of Directors had an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The Board of Directors has approved written charters for the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee, which can be found under the “Investor Relations—Corporate Governance” section of the Company’s website at www.transdigm.com and are available to any stockholder in writing upon request to the Company. Each of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee conducts a self-evaluation and review of its charter annually.

Executive Committee

The Executive Committee, which consists of Messrs. Howley (Chairman), Peacock and Small, possesses the power of the Board of Directors in the management of the business and affairs of the Company during the intervals between meetings of the Board of Directors. The Executive Committee held no formal meetings during fiscal 2012, although it did act by unanimous written consent.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees and assists the Board of Directors in identifying and recommending nominees for election as directors; recommends to the Board qualifications for committee membership, structure and operation; recommends to the Board directors to service on each committee; develops and recommends to the Board corporate governance policies and procedures; provides oversight with respect to corporate governance and ethical conduct; and leads the Board in its annual performance review. The Nominating and Corporate Governance Committee also oversees the Company’s succession planning. The Nominating and Corporate Governance Committee reviews and evaluates, at least annually, its performance under its charter. The Nominating and Corporate Governance Committee held four meetings during fiscal year 2012.

The members of the Nominating and Corporate Governance Committee are Messrs. Peacock (Chairman), Dries, Dunn and Graff. Each of Messrs. Peacock, Dries, Dunn and Graff is an independent director within the meaning of the NYSE’s listing standards.

In its role as the nominating body for the Board, the Nominating and Corporate Governance Committee recommends potential director candidates to the Board. In making its recommendations, consistent with the Company’s Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee considers members’ qualification as independent, as well as diversity, age, strategic and financial skills and experience in the context of the needs of the Board, as a whole. The Nominating and Corporate Governance Committee charter requires the selection of prospective Board members with personal and professional integrity, who have demonstrated appropriate ability and judgment and who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the Company and its stockholders. Other than the foregoing, there are no stated minimum criteria for director nominees, and the Governance and Nomination Committee may also consider such other factors as it deems appropriate in the best interests of the Company and its stockholders. Other than the consideration of diversity as one of the factors to be considered in recommending a director nominee consistent with the Nominating and Corporate Governance Committee’s charter, the Nominating and Corporate Governance Committee does not have a policy specifically focused on diversity.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Nominating and Corporate Governance Committee then establishes a pool of potential director candidates from recommendations from the Board, senior management and stockholders.

Each of the members of the Board was chosen to be a director or nominee because the Board and the Nominating and Corporate Governance Committee believed that he had demonstrated leadership experience, specific industry or manufacturing experience and experience with capital market transactions. Every director holds or has held executive officer positions in organizations that have provided experience in management and leadership development. The Board and the Nominating and Corporate Governance Committee believes that these skills and qualifications combined with each director’s diverse background and ability to work in a positive and collegial fashion benefit the Company and the Company’s stockholders by creating a strong and effective Board. Set forth below are the conclusions reached by the Nominating and Corporate Governance Committee with respect to each member of the Board or nominee:

W. Nicholas Howley. As a cofounder of the Company, Mr. Howley brings to the Board an extensive understanding of the Company’s business. As the Chief Executive Officer of the Company since December 2005 and of TransDigm Inc. since December 2001, President of the Company from July 2003 until December 2005 and President of TransDigm Inc. from December 1998 through September 2005, Mr. Howley has played an integral role in the Company’s establishment and implementation of its core value drivers on an ongoing basis and in its rapid and strategic growth.

William Dries. As a certified public accountant and the former chief financial officer of two public companies, both engaged in manufacturing of highly engineered industrial products, and as director and audit committee member of another NYSE-listed public company, Mr. Dries’ finance background and public company experience is valuable to the Company and provides additional financial depth to the audit committee. Mr. Dries’ acquisitions and international experience is also useful for the Company.

Mervin Dunn. As Chief Executive Officer of Commercial Vehicle Group, Mr. Dunn brings to the Board his extensive acquisition experience and experience with domestic and international management of an engineered product business, as well as his experience being the chief executive of a public company, all of which are useful to the Board.

Michael Graff. Mr. Graff brings to the Board a knowledge of acquisitions and capital market transactions, as well as significant public company board experience, both acquired through his position as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., private equity firms. Additionally, with his aerospace industry experience, including as the President of Business Aircraft of Bombardier and President and Chief Operating Officer of Bombardier Aerospace Group, and his previous management consulting background at McKinsey, Mr. Graff is valuable to the Company.

Sean Hennessy. As a certified public accountant and the chief financial officer of a public company engaged in manufacturing, Mr. Hennessy’s finance background and public company experience is valuable to the Company and critical for his service on the Company’s Board and as chair of its Audit Committee.

Douglas Peacock. As a cofounder of the Company and the retired Chief Executive Officer and Chairman of the Board of TransDigm Inc., as well as a diverse and lengthy experience at the senior management level in a broad range of engineered products, Mr. Peacock brings to the Board an extensive understanding of the Company’s business and he plays an integral role in shaping the Company’s strategic direction.

Robert Small. Mr. Small brings to the Board a knowledge of acquisitions and capital market transactions, based on his years of experience in the private equity industry, as well as a breadth of board experience. Mr. Small is or has been a director of several of Berkshire’s companies, including having previously served as director of Hexcel Corporation, a composite materials producer primarily for aerospace applications, which is publicly traded on the New York Stock Exchange.

John Staer. Mr. Staer is the Chief Executive Officer of Satair A/S, a subsidiary of Airbus, and a distributor of aerospace products, including parts manufactured by subsidiaries of the Company. Mr. Staer is a valuable addition to the board of directors because of his industry experience, international experience (including extensively in Europe and the Pacific Rim), mergers and acquisitions experience and finance background. Mr. Staer was recommended to the Board by Mr. Howley.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a stockholder may submit the candidate’s name and qualifications to the Company’s Secretary, Gregory Rufus, at the following address: TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114 between November 6, 2013 and December 6, 2013. The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors. However, in determining qualifications for new directors, the Nominating and Corporate Governance Committee will consider potential members’ qualifications as independent under the NYSE’s listing standards, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from stockholders and third parties, including management and current directors. Although the Nominating and Corporate Governance Committee may retain a Board search consultant to supplement the pool of potential Board candidates, it has not engaged a consultant at this time.

Audit Committee

The Audit Committee oversees a broad range of issues surrounding the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee (i) assists the Board of Directors in monitoring the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors, (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, (iii) provides a medium for consideration of matters relating to any audit issues, and (iv) prepares the Audit Committee report that the SEC rules require be included in the Company’s annual proxy statement. The Audit Committee reviews and evaluates, at least annually, its performance under its charter. The Audit Committee held eight meetings during fiscal year 2012.

The members of the Audit Committee are Messrs. Hennessy (Chairman), Dries, Peacock and Small. The composition of the Audit Committee complies with all applicable NYSE rules, including the requirement that at least one member of the Audit Committee have accounting or related financial management expertise. The Board has determined that Messrs. Hennessy and Dries are Audit Committee financial experts. See “Business Experience of Directors” for a description of Mr. Hennessy’s and Mr. Dries’ relevant financial experience. All of the Committee members are independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and within the meaning of the NYSE’s listing standards.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the Company’s executives, oversees the Company’s compensation and employee benefit plans and practices, and produces the annual report that the SEC rules require be included in the Company’s annual proxy statement. The Compensation Committee has sole discretion concerning administration of the Company’s stock option plans, including selection of individuals to receive awards, types of awards, the terms and conditions of the awards and the time at which awards will be granted, other than awards to directors, which are approved by the full Board. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. The Compensation Committee held seven meetings during fiscal year 2012.

The members of the Compensation Committee are Messrs. Graff (Chairman), Dunn, Hennessy and Small, each of whom is an independent director within the meaning of the NYSE’s listing standards.

Stockholder Communication with Board of Directors

Any stockholder or other interested party who desires to communicate with any of the members of the Company’s Board of Directors may do so electronically by sending an email to ir@transdigm.com. Alternatively, an individual may communicate with the members of the Board by writing to the Company, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114. Communications may be addressed to an individual director, a Board committee, the independent directors or the full Board of Directors. Communications received by Investor Relations will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

The compensation of the Company’s executive officers is determined by the Compensation Committee of the Board. The Compensation Committee is comprised of Messrs. Graff, Dunn, Hennessy and Small. Mr. Graff is Chairman of the Compensation Committee. The Compensation Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for executive officers and operating unit presidents. Salary and bonus amounts, as well as option awards, for all officers other than Mr. Howley are recommended by Mr. Howley to the Compensation Committee for its approval. The Compensation Committee reviews Mr. Howley’s recommendations in light of each operating unit’s proposed budget and annual plan and each officer’s performance evaluations. The Compensation Committee determines Mr. Howley’s salary and bonus for Mr. Howley, without input from Mr. Howley with respect thereto. Individual performance, including the performance of the executive officer’s business unit, if applicable, market conditions and other factors are considered in determining compensation. The Compensation Committee generally does not consider the tax or accounting treatment of items of compensation in structuring its compensation packages.

The Company was a privately held company until March of 2006. As a private equity portfolio company, management had an opportunity to earn a significant amount of compensation based on its equity ownership in the Company. The Compensation Committee believes this ownership mentality contributes significantly to incentivize and motivate management to create stockholder value. Because of the opportunity to realize a significant appreciation in the Company’s equity value, the Compensation Committee has historically provided, and intends to continue to provide, executive officers with a cash compensation package that compensates them below the median cash compensation in the marketplace based on the Compensation Committee’s knowledge of compensation practices within the industry and publicly available information.

2012 Executive Summary

2012 Financial Performance and Highlights

Fiscal 2012 was a very good year for the Company. The following are highlights of 2012 performance that impacted the Compensation Committee’s decisions with respect to 2012 compensation:

•	Net sales rose 41% to $1.7 billion.

•	Net income from continuing operations rose 114% to $325 million

•	Earnings per share rose 88% to $5.97 per share.

•	EBITDA As Defined rose 37% to $809 million.

•

Intrinsic value on a fully diluted basis—meaning a multiple of EBITDA less net debt divided by the fully diluted shares, which is the manner in which the Company measures its option performance—rose 50.5% during the year, and the market value of the Company’s stock rose sharply.

•	The Company completed its second largest ever acquisition—that of AmSafe—for approximately $750 million, in addition to the acquisitions of Harco Laboratories and Aero Instruments.

•	The Company initiated four plant relocations and concluded two such relocations, with all such relocations proceeding well.

•

The Company significantly outperformed the S&P Midcap 400 and the S&P Midcap 400 S&P Aeropsace & Defense indices over the previous year, as well as over a three-year and five-year period, as demonstrated in the graph below.

	9/07	9/08	9/09	9/10	9/11	9/12
TransDigm Group Incorporated	100.00	74.89	108.97	159.11	209.42	363.79
S&P Midcap 400	100.00	83.32	80.73	95.08	93.87	120.65
S&P MidCap 400 S&P Aerospace & Defense	100.00	61.91	61.22	79.22	79.31	98.32

The Board of Directors commended the management team’s leadership in the Company’s achieving its business plan in a softening market and performing well as compared to its peers, while continuing to pursue the Company’s long-term value drivers. The Compensation Committee believes that the Company’s activities in 2012 created significant value for Company shareholders during 2012 and in the long-term.

2012 Compensation Committee Actions

The Compensation Committee’s actions during 2012, including granting options, approving employment agreements for two new executive officers and certain amendments to options agreements for those new executive officers, and approving annual salaries and bonuses, were consistent with the past practices of the Company and the Compensation Committee. Of note, in 2012 the Compensation Committee abolished perquisites—those being company-paid automobiles, country club memberships and, for Mr. Howley, tax planning services—for executive officers and operating unit presidents commencing in fiscal 2013 and the employment agreements of executive officers were amended accordingly.

280G Gross Ups

Following the end of fiscal 2012, the Compensation Committee approved the elimination of excise tax (i.e., 280G) gross-ups in all future option awards. Options granted in November 2012, including those to executive officers, did not include any such gross-ups. 280G gross-ups contained in existing awards will remain outstanding, but will become less significant as the outstanding options vest, with all such gross-ups being eliminated by fiscal 2015. The employment agreements with the executive officers do not include any gross-up provisions.

Objectives of the Executive Compensation Program

The primary objective of the Compensation Committee in determining executive compensation is to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and create a strong incentive to increase the Company’s equity value. In light of the Compensation Committee’s objective, the Compensation Committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities and the Company’s performance. The primary components of the Company’s executive compensation program are base salaries, discretionary bonuses, performance based options, and retirement and welfare benefits, although the executive compensation program is heavily weighted towards compensation through performance-based options.

Each element of the executive compensation program is discussed below.

Elements of the Executive Compensation Program

Base Salary

The Company’s philosophy is to pay base salaries at a level less than similarly situated companies, preferring instead to compensate officers through increased equity value. Specifically, the Company aims to pay cash compensation to executive officers and operating unit presidents at approximately 85% of the 50th percentile of the Company’s peers. The base salaries and certain other annual compensation for the Company’s executive officers in fiscal 2012 were determined with reference to the experience of the officers, the Company’s past practice and the officers’ individual performance.

The Compensation Committee periodically engages an independent consultant to survey the Company’s peers’ salaries and bonuses but no salary survey was conducted with respect to 2012 salaries. However, in November 2010 the Compensation Committee engaged Pay Governance to do a salary survey. Pay Governance did not provide any other services to the Company. In its review Pay Governance reviewed surveys of human resource consulting firms and proxies of the following peer group: Ametek Inc., Baldor Electric Co., BE Aerospace Inc., Crane, Donaldson Company, Inc., Dresser-Rand Group Inc., FLIR Systems, Inc., Gardner Denver Inc., Hologic Inc., IDEX Corporation, Illumina Inc., Itron, Inc., KLA-Tencor Corporation, Lam Research Corporation, Moog Inc., Pall Corp., PerkinElmer Inc., Roper Industries Inc., Snap-on Inc., Teleflex Incorporated, Trimble Navigation Limited, Trinity Industries Inc., Triumph Group, Inc. and Waters Corp. In addition, in connection with the Compensation Committee’s consideration of a different pay structure for Mr. Howley in 2011 and the Company’s proposal to increase the number of shares under the Company’s Stock Incentive Plan which was approved at the 2011 annual meeting, the Compensation Committee engaged Veritas Executive Compensation Consultants, LLC to review the chief executive officer’s compensation. Veritas did not provide any other services to the Company. In December 2010, Veritas presented information about CEO compensation and alternative payment arrangements for CEOs. As part of that information, Veritas included an analysis of CEO compensation for a peer group of high-tech manufacturing companies—many of whom had higher enterprise value than the Pay Governance peer group—deemed appropriate by Veritas and more appropriate to the size of the Company. Specifically, this peer group consisted of companies against which the Company competes for business or employees and/or that are similar in size or scope to the Company. The peer group included: Ametek, Inc., BorgWarner Inc., Flowserve Corporation, Garmin Ltd., Genuine Parts Company, Goodrich Corp., Harris Corporation, Illumina, Inc., ITT Corporation, L-3 Communications Holdings, Inc., Rockwell Automation, Inc., Rockwell Collins, Inc., Roper Industries, Inc., Textron Inc., TRW Automotive Holdings Corp, and Waters Corporation. In determining compensation for the named executive officers for 2011, the Compensation Committee averaged the Pay Governance and Veritas data.

Consistent with the factors annually considered by the Compensation Committee, the Compensation Committee determined that, effective January 1, 2012, the base salaries of the named executive officers, namely, Messrs. W. Nicholas Howley, Gregory Rufus and James Skulina should be $875,000, $415,000 and $310,000 per year, respectively. Mr. Peter Palmer was named Executive Vice President in February 2012 and his base salary was then set at $310,000. Mr. John Leary was named Executive Vice President in June 2012 and his base salary was then set at $335,000. When perquisites were eliminated on October 1, 2012, the base salaries of such named executive officers were increased to $905,500, $433,500, $323,500, $325,000 and $348,500, respectively.

Annual Incentives

The Compensation Committee has adopted a performance-based bonus program for corporate officers. For corporate officers, target bonus amounts based on a percentage of the officer’s salary are set at the beginning of the year. Actual awards are determined solely at the discretion of the Compensation Committee. Factors considered by the Compensation Committee in establishing awards will generally include, but not be limited to, financial performance, corporate performance, and individual performance. Financial performance measures will be based primarily on Company EBITDA as defined in the Company’s credit agreement and return on investment. Corporate performance is meant to subjectively evaluate the overall performance of the Company during the year taking into account a broad range of factors that impacted the Company’s performance. It is not intended to be a numerical weighting of various factors. Items to be considered in evaluating the Company’s corporate performance will generally include, but not be limited to, (1) degree of difficulty in the business plan, the market environment and general operating conditions, (2) performance against the Company’s value creation goals, (3) specific organization or department-wide achievements, efforts or problems and (4) various other factors that may be unique to the business or the overall environment during the year. Individual performance is meant to subjectively evaluate the overall performance of the individual corporate officer taking into account a broad range of factors. Like the corporate performance, it is not intended to be a numerical weighting of factors. Items to be considered in evaluating individual performance will generally include, but not be limited to, (1) the degree of difficulty and effectiveness in performing the officer’s job given the overall market environment, operating conditions and flexibility and responsiveness required, (2) performance by the officer in implementing the Company’s value drivers, (3) exhibiting a clear pattern of open, honest and regular communication within the company and, if applicable, investors and the board of directors, (4) engaging in effective succession planning and organizational development, (5) performance in the specific requirements of the officer’s job, including awareness and compliance with both specific Company policies and laws and regulations specific to the business environment, or, in the case of Mr. Howley, support, maintenance and regular evaluation of the effectiveness of the Company’s long-term value focused strategy including the business and product definitions, the organization structure, the value drivers focus and acquisition activity and (6) various other factors that may be unique to the specific job or the overall environment during the year.

Mr. Rufus’s target bonus was set at 65% of his annual salary; based on Mr. Rufus’s current salary at the time of determination, his target bonus, in dollars, was $281,775. Based on the Compensation Committee’s evaluation of the individual performance of Mr. Rufus, the Compensation Committee determined that Mr. Rufus should be awarded a bonus of $330,000 for fiscal 2012, or 117% of his target bonus. The increase in Mr. Rufus’ bonus over his target bonus was, among other factors, attributable to the observations that the areas of Mr. Rufus’ direct responsibility operated well in 2012, in spite of another year with a high rate of change; the financial statements, internal reporting and public reporting were timely and accurate, in spite of the changes; the Company engaged in significant capital raising activities and one large and two small acquisitions and one divestiture; Mr. Rufus did well in hiring and development of promotable employees.

Messrs. Skulina’s, Palmer’s and Leary’s target bonuses were also set at 65% of their annual salaries. However, Mr. Skulina, Mr. Palmer and Mr. Leary each served a portion of the fiscal year as an operating unit president with a target bonus of 35% of his then salary. Thus, Mr. Skulina’s prorated target bonus was $188,062, Mr. Palmer’s prorated target bonus was $161,890 and Mr. Leary’s prorated target bonus was $137,892. Based on the Compensation Committee’s evaluation of the individual performance of each of these officers, the Compensation Committee determined that Mr. Skulina should be awarded a bonus of $215,000 for fiscal 2012, or 114% of his target bonus, Mr. Palmer should be awarded a bonus of $200,000 for fiscal 2012, or 124% of his target bonus and Mr. Leary should be awarded a bonus of $225,000 for fiscal 2012, or 163% of his target bonus. The increase in each of Messrs. Skulina’s, Palmer’s and Leary’s bonuses generally aligns the bonus with what they would have received had they served as executive vice president for the entire fiscal year. The increase in Mr. Skulina’s bonus over his target bonus was, among other factors, attributable to the observations that the operating units under Mr. Skulina’s control did well financially and operationally in 2012; Mr. Skulina managed his expanded responsibilities well; and Mr. Skulina assisted with acquisition due diligence and the completion of the transition of the Talley actuator product line to the Aero Fluid Products’ facility. The increase in Mr. Palmer’s bonus over his target bonus was, among other factors, attributable to the observations that the operating units under Mr. Palmer’s control did well financially and operationally in 2012; Mr. Palmer’s attention to detail guided the new operating unit president who succeeded Mr. Palmer and assisted in the Boeing 787 production ramp up; Mr. Palmer worked significantly with an underperforming business unit to improve results; and Mr. Palmer is analytical and is developing his leadership style well in his new role. The increase in Mr. Leary’s bonus over his target bonus was, among other factors, attributable to the observations that Mr. Leary’s operating units performed very well with productivity results being better than plan; Mr. Leary’s integration of the TransDigm culture at the operating unit where he was president; and Mr. Leary’s strength at talent development.

For 2012, Mr. Howley’s target bonus was set at 124% of his annual salary; based on Mr. Howley’s current salary at the time of determination, his target bonus, in dollars, was $1,122,820. Based in part on the fact that the Company, under Mr. Howley’s leadership, was outstanding in its success at creating shareholder value and exceeded all financial targets and successfully integrated a very large acquisition during the fiscal year, the Compensation Committee determined that Mr. Howley should be awarded a bonus of $1.2 million for fiscal 2012, or 107% of his target bonus.

Equity Based Incentives

Options

It is the Compensation Committee’s goal that the largest portion of management’s potential earnings come from growth in the Company’s equity value. The Company believes that stock option grants are, and will continue to be, a valuable motivating tool and provide a long-term incentive to management. Stock option grants reinforce the long-term goal of increasing stockholder value by aligning the interests of the Company’s stockholders with the interests of management.

The Compensation Committee does not make annual grants of options to employees, including executive officers. Rather, it grants options that vest over five years in connection with hirings, promotions and the assumption of increased responsibilities. Thereafter, unless there has been an intervening five-year award because of a promotion or assumption of increased responsibility, two-year extension awards are granted for retention purposes—generally in the third year of vesting so that the executive always has four or five years of option vesting in front of him or her in order to promote maximizing long-term value. To illustrate, options are typically awarded as follows:

Note that for our named executive officers, the pattern of option awards means that the annual compensation in the Summary Compensation Table will increase and decrease bi-annually in a “saw-tooth” manner as demonstrated below:

The stock options granted under the Company’s Stock Incentive Plan vest solely based on the achievement of specific performance-based targets. With respect to grants made between fiscal 2009 and fiscal 2011 in connection with hiring or promotion, up to 75% of the options vest in annual increments over five years based on the Company meeting certain annual operational targets (the “annual operational targets”) and up to 25% of the options vest at the end of the five-year period based on the Company meeting certain cumulative operational targets defined in the stock option agreement. With respect to grants made in fiscal 2012 in connection with hiring or promotion, the options vest in annual increments over five years based on the Company meeting the annual operational targets defined in the stock option agreement. The two-year extension options vest up to 50% in the fourth fiscal year after the grant and up to 50% in the fifth year after the grant.

At the time of grant, annual per share operational vesting targets representing an intrinsic share price, as described below, are set by taking the prior year’s annual operational performance and, to establish the minimum and maximum targets, growing such amount by 10% and 17.5%, respectively. Annual operational targets are calculated based on a ratio of (a) the excess of (i) the product of EBITDA As Defined (as defined in our credit agreements) and an acquisition-weighted market multiple over (ii) net debt to (b) the Company’s number of diluted shares as of such date based on the treasury method of accounting (the “operational performance per diluted share”). The targets are adjusted for dividends and other equity transactions. To simplify, option vesting is basically calculated per the below:

Proforma EBITDA As Defined

X Acquisition-Weighted Multiple

Total Enterprise Value

Less: Net Debt

Intrinsic Equity Value

÷ Fully Diluted Shares

Intrinsic Share Price (or Annual Per Share Operating Performance)

The calculation of annual operating performance, as reflected simply above, takes into account the income statement performance, working capital, treasury management, acquisition performance and the impact of option dilution on common shares outstanding.

The operational targets will allow for minimum vesting if growth in the Company’s operational performance per diluted share equals or exceeds 10% per year and will provide for maximum vesting if growth equals or exceeds 17.5% per year. In other words, the intrinsic share price must grow at a compound annual growth rate of 10% for partial vesting to even occur at all; for 100% vesting, the intrinsic share price must grow at a compound annual growth rate of 17.5%.

This, of course, is solely for the options to vest. In order to realize any value, the optionholder must then exercise and sell in the open market. The Compensation Committee believes these required returns are robust, but achievable and in line with the Company’s internal expectations. If these returns are achieved, both investors and management benefit significantly.

If the operational performance per diluted share exceeds the maximum vesting target in an applicable year, the operational targets allow for participants to treat such excess amounts as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of eligible operational performance options would otherwise have vested for such fiscal years. This allows for management to focus on long-term value without having to make short-term decisions to maximize vesting in a particular year and, in some respects, acts similarly to long-term incentive plans of other companies that take into account performance over a three-year period.

With respect to both annual and cumulative operational targets, in certain limited situations, including any extraordinary or non-recurring change affecting the Company or the share price of the stock or changes in applicable laws, regulations or accounting principles, the Committee may make such equitable adjustments as it determines are necessary to such targets to prevent dilution or enlargement of the stock option benefits. After the conclusion of fiscal 2012, the Company paid a dividend of $12.85 per share to its shareholders. Accordingly, the Compensation Committee adjusted the targets of outstanding options to take into account the earlier return of capital.

In addition to vesting based on operational targets, in the event of a change in control, performance vesting options become fully vested. Further, the options have the following market-based vesting features:

•

options that were granted in fiscal 2009 through fiscal 2011 will accelerate and become fully vested if the closing price of the Company’s common stock on the New York Stock Exchange exceeds $147.15 per share on any 60 trading days during any consecutive 12-month period commencing after March 1, 2013 (this market price was adjusted by the Compensation Committee in November 2012 from $160 per share to take into account the $12.85 dividend paid in October 2012)

•

options that were granted in fiscal 2012 will accelerate and become fully vested if the closing price of the Company’s common stock on the New York Stock Exchange exceeds $157.15 per share on any 60 trading days during any consecutive 12-month period commencing two years after the date of grant (this market price was adjusted by the Compensation Committee in November 2012 from $170 per share to take into account the dividend)

•

for options granted commencing in fiscal 2013, including those already granted in November 2012 to executive officers, if, beginning in the fiscal year following the date of grant, the price of the Company’s common stock on the New York Stock Exchange exceeds two times the exercise price of the options, then, to the extent that the options did not otherwise vest in accordance with their terms, the options may vest 50% in the fourth fiscal year from the date of grant and 50% in the fifth fiscal year from the date of grant (or if such market price is achieved in the fifth year, 100% may vest in the fifth fiscal year); but vesting of the options will not accelerate as compared to their original vesting schedule.

Certain of the option agreements for executive officers provide that if the executive officer’s employment terminates by reason of death, disability, termination without cause, termination for good reason or retirement, vesting of the options will continue after termination of employment generally as follows:

•	if the termination is in the second fiscal year after the grant date, 20% of the remaining options will continue to vest in accordance with their terms;

•	if the termination is in the third fiscal year after the grant date, 40% of the remaining options will continue to vest in accordance with their terms;

•	if the termination is in the fourth fiscal year after the grant date, 60% of the remaining options will continue to vest in accordance with their terms;

•	if the termination is in the fifth fiscal year after the grant date, 80% of the remaining options will continue to vest in accordance with their terms; and

•	if the termination is after the fifth fiscal year after the grant date, 100% of the remaining options will continue to vest in accordance with their terms.

Retirement was added to the list of events triggering such continued vesting by amendment of the Compensation Committee in November 2012.

The option agreements for certain of the optionees, currently totaling 23, including all of the Company’s executive officers and operating unit presidents, include a provision to gross up any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code in connection with the acceleration of options upon a change in control. However, following the end of fiscal 2012, the Compensation Committee approved the elimination of excise tax (i.e., 280G) gross-ups in all future option awards. Options granted in November 2012, including those to executive officers, did not include any such gross-ups. 280G gross-ups contained in existing awards will remain outstanding, but will become less significant as the outstanding options vest, with all such gross-ups being eliminated by fiscal 2015.

Options are granted generally at regularly scheduled board meetings during November through April. Because all options vest based on performance criteria and vesting occurs at the end of each fiscal year, grants for any new hire or promoted employee who would otherwise receive a grant after April in any year are deferred until November.

Options to purchase 1,971,715 shares of common stock were granted to executive officers and managers under the program in fiscal 2012. The number of shares subject to the Stock Incentive Plan is 8,119,668 shares, of which 4,000,000 shares are limited to issuance upon exercise of awards of performance-based stock options. 2,187,791 shares remained available for granting under the Stock Incentive Plan as of September 30, 2012. In addition, 77,829 shares remained available for granting under the 2003 Stock Option Plan as of September 30, 2012.

For more information regarding the aggregate options held by and granted to the named executive officers, please refer to the tables on pages 27 through 29.

Stock Ownership Guidelines

In addition to the reliance on performance vesting for options granted under the Company’s Stock Incentive Plan, the Company also retains the concept from the private equity market that management should be required to maintain a significant investment in the Company. Therefore, during their employment, all of the Company’s existing optionholders are required to maintain ownership of a minimum value of stock or vested options. In general, the holding requirements, which are specific for each individual, require the employee optionholders to retain shares or in-the-money vested options with significant value and directors to hold shares or in-the-money vested options with a value of $150,000. Specifically, Mr. Howley is required to maintain shares or in-the-money vested options with a value of $9,500,000 and Messrs. Rufus, Skulina, Palmer and Leary are required to maintain shares or in-the-money vested options with a value of $2,000,000.

New optionholders will have five years to meet their holding requirements. If a holding requirement has been met but is no longer met by an optionholder because of a decline in value of the Company’s common stock, the optionholder will have three years to come back into compliance with the holding requirement.

Dividend Equivalent Rights

The Company provides optionholders the right to receive dividend equivalent payments if the Company declares a dividend on its common stock. The applicable dividend equivalent plans provide that if the Company declares a dividend on its common stock in the ordinary course of business or in connection with a recapitalization or similar corporate event, optionholders are eligible to receive either a cash dividend equivalent payment or a reduction of the exercise price of unvested stock options.

Optionholders who hold vested stock options at the time any such dividend is declared are eligible to receive a cash dividend equivalent payment equal to the amount that such optionholder would otherwise have been entitled to receive had his or her vested stock option been fully exercised immediately prior to such declaration. Optionholders who hold unvested stock options at the time the Company declares a dividend in the ordinary course of business or in connection with a recapitalization or similar corporate event (other than certain transactions described in U.S. Treasury regulations), are eligible to receive a cash dividend equivalent payment equal to the amount such participant would otherwise have been entitled to receive had his or her unvested stock option been fully vested and exercised immediately prior to such declaration; provided, such payment is not to be made until the date such stock option vests pursuant to its terms. If the Company declares a dividend in connection with a certain transactions described in U.S. Treasury regulations, such as corporate mergers or reorganizations, optionholders who hold outstanding unvested stock options will have the exercise price of any such option reduced by the amount of such dividend per share pursuant to the replacement or assumption of such options by new options pursuant to the transaction. If the exercise price of an option is so reduced, the optionholder will not receive any cash dividend equivalent payment with respect to any dividend paid in connection with such transaction. However, if the Compensation Committee determines that reducing the exercise price of unvested options is prohibited by law, regulation, NYSE rule or the applicable stock option plan or creates a material adverse consequence for the Company, or if for any other reason the exercise price is not so reduced in connection with the declaration of a dividend in a such a transaction, then the dividend equivalent payment will be paid in cash as such stock option vests pursuant to its terms.

In fiscal 2012, Messrs. Howley, Rufus, Skulina, Palmer and Leary received $997,560, $187,043, $43,643, $43,643 and $74,817, respectively, in dividend equivalent payments relating to the $7.65 special dividend declared in October 2009.

Perquisites

In 2012, the named executive officers received certain perquisites. These items are more fully discussed below in the Summary Compensation Table. In 2012 the Compensation Committee made the determination to eliminate perquisites (i.e., country club dues and automobiles and, for Mr. Howley, financial planning services) for executive officers and business unit presidents, effective for fiscal 2013. Mr. Howley’s use of the corporate aircraft will terminate effective December 31, 2013 pursuant to his employment agreement.

Employment Agreements

The Company entered into an employment agreement with Mr. Howley in connection with the leveraged buyout of the Company in 2003. That employment agreement was negotiated on behalf of the Company by its private equity investor. That agreement was set to expire in July 2008, and the Company and Mr. Howley have since entered into amended and restated employment agreements, most recently in February 2011, as amended effective October 1, 2012.

Prior to the Company’s initial public offering, in November 2005, the Company entered into a similar employment agreement with Mr. Rufus to ensure his continuity with the Company. That agreement was amended effective February 2011 and again effective October 1, 2012. In addition, the Company entered into similar employment agreements with the remaining executive officers, including Messrs. Skulina, Palmer and Leary, in April 2012, April 2012 and July 2012, respectively, to ensure their continuity with the Company as well, each of which was amended effective October 1, 2012.

For a description of the employment agreements, see “Employment Agreements” below.

Severance

All of the Company’s executive officers have severance provisions in their employment agreements, as described below.

Consideration of Say-On-Pay Advisory Vote

After the Company’s 2012 annual meeting of stockholders, the Compensation Committee reviewed the results of the stockholder advisory vote on the compensation for the Company’s named executive officers in fiscal year 2011. Approximately 56% of the votes cast on the proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers.

In light of the results of the Company’s Say-On-Pay vote in 2012, the Compensation Committee engaged Meridian Compensation Partners to consult with it regarding issues related to the Say-On-Pay vote and asked management to reach out to investors to discuss the Company’s pay practices. Management discussed the Company’s compensation practices with at least 76 representatives of 41 of the Company’s shareholders, representing over half of the Company’s voting power. Of the 76 persons with whom the Company spoke, 65 were portfolio managers or analysts and 11 were governance specialists.

The 65 portfolio managers and analysts with whom the Company spoke were representatives of 38 of the Company’s shareholders, representing approximately 49% of the Company’s voting power. Portfolio managers and analysts, who make investment decisions regarding the Company’s stock, were nearly unanimously in favor of the Company’s compensation practices and thought favorably of the performance aspect of the Company’s option plan. The Company specifically asked about 280G gross-ups, and portfolio managers and analysts were generally indifferent to such practice.

The 11 governance specialists with whom the Company spoke were representatives of seven shareholders representing 16% of the Company’s voting power. The governance specialists were chosen based on a review by the Company of its top 30 shareholders, representing approximately 67% of the Company’s voting power, to identify which shareholders had internal governance specialists. Of those, the Company chose seven shareholders representing 16% of the Company’s voting power to understand their voting policies. As with portfolio managers and analysts, the governance specialists with whom the Company spoke were also generally in favor of the Company’s compensation as a whole; however, some of them had specific practices they did not like. Particularly, governance specialists at three of the seven shareholders with whom the Company spoke were opposed to 280G gross ups. The Company believes many of the governance specialists relied heavily on the recommendations of proxy advisory firms in their assessments of Say-On-Pay. The governance specialists noted the Company’s unique compensation structure based on its history as a private equity portfolio company and suggested that additional compensation disclosure would be beneficial to better understand the Company’s pay practices. In response, disclosure regarding the Company’s pay practices has been expanded.

Although the opposition to the Company’s 280G gross-ups was not overwhelming, in light of the results of the Say-On-Pay vote in 2012, following the end of fiscal 2012, the Compensation Committee approved the elimination of excise tax (i.e., 280G) gross-ups in all future option awards. Options granted in November 2012, including those to executive officers, did not include any such gross-ups. 280G gross-ups contained in existing awards will remain outstanding, but will obviously become less significant as the outstanding options vest, with all such gross-ups being eliminated by fiscal 2015.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Michael Graff, Chairman

Mervin Dunn

Sean Hennessy

Robert Small

Compensation Committee Interlocks And Insider Participation

Messrs. Graff, Dunn, Hennessy and Small comprise the Compensation Committee. There are no Compensation Committee interlocks.

Compensation Risk

The Compensation Committee has reviewed and evaluated the incentive compensation policies and practices that cover all employees. On the basis of that review, the Company does not believe that its compensation policies and practices pose risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following information is set forth with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s other three most highly compensated executive officers, each of whom was serving as an executive officer at September 30, 2012 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
W. Nicholas Howley,	2012	841,250	1,200,000	—	1,265,041	3,306,291
Chairman and Chief Executive Officer	2011	690,000	1,000,000	17,855,610	1,119,536	20,665,146
	2010	611,250	575,000	—	9,769,530	10,955,780
Gregory Rufus,	2012	410,000	330,000	—	235,969	975,969
Executive Vice	2011	362,083	280,000	2,800,880	201,180	3,644,143
President, Chief Financial	2010	295,750	185,000	—	884,252	1,365,002
Officer and Secretary
James Skulina,	2012	281,000	215,000	1,480,950	66,013	2,042,963
Executive Vice President	2011	193,000	110,000	—	60,834	363,834
	2010	188,750	95,000	177,020	55,167	515,937
Peter Palmer,	2012	277,188	230,000	1,541,115	71,198	2,119,501
Executive Vice President	2011	218,750	94,000	—	65,508	378,258
	2010	205,875	90,000	245,020	57,369	598,273
John Leary,	2012	288,333	225,000	1,765,855	103,265	2,382,453
Executive Vice President	2011	255,750	130,000	408,328	104,979	899,057
	2010	226,000	100,000	—	92,103	418,103

(1)	The amount reported represents the grant date fair value of stock options awarded during the applicable fiscal year under the Company’s Stock Incentive Plan. See Note 16 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2012 for information on the grant date fair value of awards and a description of the assumptions used in that computation.
(2)	Amounts shown for Mr. Howley include $997,560 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009. The amounts also include the incremental cost to the Company relating to personal use by Mr. Howley of an aircraft under a corporate contract for aircraft services in the amount of $185,954. Incremental cost is the amount billed to the Company by its service provider for the specific flight. In addition, amounts include $13,542 in 401(k) contributions by the Company, $33,500 in fees related to planning and preparing Mr. Howley’s tax returns and managing his financial affairs, $18,115 in country club dues and $16,370 for an automobile for Mr. Howley’s use.

Amounts for Mr. Rufus include: $187,043 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $14,133 in 401(k) contributions by the Company, $20,401 in country club dues and $14,392 for an automobile for Mr. Rufus’s use.

Amounts for Mr. Skulina include: $43,643 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $13,650 in 401(k) contributions by the Company, $2,026 in country club dues and $6,694 for an automobile for Mr. Skulina’s use.

Amounts for Mr. Palmer include: $43,643 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $14,176 in 401(k) contributions by the Company, $4,980 in country club dues and $8,399 for an automobile for Mr. Palmer’s use.

Amounts for Mr. Leary include: $74,817 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $14,870 in 401(k) contributions by the Company, $4,030 in country club dues and $9,548 for an automobile for Mr. Leary’s use.

Grants of Plan Based Awards in Last Fiscal Year

The following table sets forth information concerning options granted in fiscal 2012 to the named executive officers. None of the named executive officers received non-equity incentive plan awards or restricted stock.

Name	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards(4)			Exercise Price of Options	Grant Date Fair Value of Option Awards
			Threshold (#)	Target (#)(3)	Maximum (#)
James Skulina	11/14/11	(1)	3,250	13,000	13,000	$97.42	$549,510
	1/19/12	(2)	9,600	24,000	24,000	$97.41	$931,440
Peter Palmer	11/14/11	(1)	2,625	10,500	10,500	$97.42	$443,835
	3/19/12	(2)	9,600	24,000	24,000	$113.15	$1,097,280
John Leary	11/14/11	(2)	18,200	45,500	45,500	$97.42	$1,765,855

(1)	Represents options that vest as follows: 12.5% if the annual operational performance (“AOP”) as hereinafter defined is at least $78.65 per diluted share and up to 50% if the AOP is at least $103.75 per diluted share on September 30, 2015 and 12.5% if the AOP is at least $86.52 per diluted share and up to 50% if the AOP is at least $121.91 per diluted share on September 30, 2016. Such amounts have adjusted to the information account that $12.85 dividend paid on November 2012. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by linear interpolation. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. Any options that do not vest in 2015 because of a shortfall in AOP may vest in 2016 if there is an excess of AOP in such year. In addition, any excess AOP in 2013 or 2014 under the executives’ prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(2)	Represents options that vest as follows: up to 20% if the AOP, as defined in note 1, per diluted share is at least $76.84 per diluted share on September 30, 2012 (the AOP for fiscal 2012 was $98.40 so 20% vested as of September 30, 2012), 5% if the AOP is at least $65.00 per diluted share and up to 20% if the AOP is at least $75.15 per diluted share on September 30, 2013, 5% if the AOP is at least $71.50 per diluted share and up to 20% if the AOP is at least $88.30 on September 30, 2014, 5% if the AOP is at least $78.65 per diluted share and up to 20% if the AOP is at least $103.75 on September 30, 2015, and 5% if the AOP is at least $86.52 and up to 20% if the AOP is at least $121.91 on September 30, 2016. Such amounts have been adjusted to take into account the $12.85 dividend paid in November 2012. If the AOP is between the amount required to vest 5% and the amount required to vest 20%, the percentage of options that will vest will be in between 5% and 20% and will be determined by linear interpolation. Any options that do not vest in any year may vest in either of the two following years if there is an excess of AOP in such year. In addition, any excess of AOP in any given year may be used in the following two years to make up for any deficiency in AOP. In no event may any amounts used in calculating current year, prior year or future year be used more than once.
(3)	Target amounts are not established under the grant, but are disclosed at the maximum amount. Actual amounts could be lower if annual or cumulative performance requirements are not met.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options as of September 30, 2012 with respect to the named executive officers. None of the named executive officers has been the recipient of any stock or other incentive plan award.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
W. Nicholas Howley(6)	57,333	—		6.68	08/05/2013
	5,834	—		13.37	08/05/2013
	480,000	320,000	(1)	27.08	11/17/2018
	—	510,000	(2)	82.67	03/04/2021

Gregory Rufus	29,920	—		13.37	10/01/2015
	20,000	—		25.60	12/01/2016
	90,000	60,000	(1)	27.08	11/17/2018
	—	80,000	(2)	82.67	03/04/2021

James Skulina	44,800	—		6.68	08/05/2013
	299	—		13.37	08/05/2013
	14,960	—		13.37	10/01/2015
	21,000	14,000	(1)	27.08	11/17/2018
	4,500	5,500	(3)	41.79	11/16/2019
	—	13,000	(4)	97.42	11/14/2021
	4,800	19,200	(5)	97.41	01/19/2022

Peter Palmer	21,458	—		13.37	10/01/2015
	21,000	14,000	(1)	27.08	11/17/2008
	4,500	5,500	(3)	56.86	04/22/2020
	—	10,500	(4)	97.42	11/14/2021
	4,800	19,200	(5)	113.15	03/19/2022

John Leary	47,560	—		6.68	08/05/2013
	748	—		13.37	08/05/2013
	36,000	24,000	(1)	27.08	11/17/2018
	—	12,000	(2)	80.80	04/27/2021
	9,100	36,400	(5)	97.42	11/14/2021

(1)	Represents options that vest as follows: 3.75% of the total award if the AOP is at least $36.93 per diluted share and up to 15% of the total award if the AOP is at least $56.71 per diluted share on September 30, 2013. If the AOP is between the amount required to vest 3.75% and the amount required to vest 15%, the percentage of options that will vest will be in between 3.75% and 15% and will be determined by linear interpolation. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. In addition, at the end of fiscal 2013, an additional 25% will vest if the Company’s cumulative operational performance is at least $258.78. If the cumulative operational amount is at least $205.80, an additional 6.25% will vest. If the cumulative operational amount is at least $205.80 but less than $258.78, the percentage of options that will vest will be determined by linear interpolation. Amounts have been adjusted to take into account the $12.85 dividend paid in November 2012. Any options that do not vest in any year because of a shortfall in AOP may vest in one of the two following years if there is an excess of AOP in any such year. In addition, any excess AOP in any year may be carried forward to make up any deficiencies in any of the following two years. In no event may any amounts be used in calculating current year, prior year or future year AOP more than once.

(2)	Represents options that vest as follows: 12.5% of the total award if the AOP, as defined in note 1, is at least $40.62 per diluted share and up to 50% of the total award if the AOP is at least $66.63 per diluted share on September 30, 2014 and 12.5% of the total award if the AOP is at least $44.68 per diluted share and up to 50% of the total award if the AOP is at least $78.30 per diluted share on September 30, 2015. Such amounts have been adjusted to take into account the $12.85 dividend paid in November 2012. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by linear interpolation. Any options that do not vest in 2014 because of a shortfall in AOP may vest in 2015 if there is an excess of AOP in such year. In addition, any excess AOP in 2012 or 2013 under the executives’ prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(3)	Represents options that vest as follows: 3.75% of the total award if the AOP (as defined in note 1) is at least $36.93 per diluted share and up to 15% of the total award if the AOP is at least $56.71 per diluted share on September 30, 2013 and 3.75% of the total award if the AOP is at least $40.62 per diluted share and up to 15% of the total award if the AOP is at least $66.63 per diluted share on September 30, 2014. Amounts have been adjusted to take into account the $12.85 dividend paid in November 2012. If the AOP is between the amount required to vest 3.75% and the amount required to vest 15% the percentage of options that will vest will be in between 3.75% and 15% and will be determined by linear interpolation. In addition, at the end of fiscal 2014, an additional 25% will vest if the Company’s cumulative operational amount is at least $280.86. If the cumulative operational amount is at least $204.66, an additional 6.25% will vest. If the cumulative operational amount is at least $204.66 but less than $280.86, the percentage of options that will vest will be determined by linear interpolation.
(4)	Represents options that vest as follows: 12.5% if the AOP (as defined in note 1) is at least $78.65 per diluted share and up to 50% if the AOP is at least $103.75 per diluted share on September 30, 2015 and 12.5% if the AOP is at least $86.52 per diluted share and up to 50% if the AOP is at least $121.91 per diluted share on September 30, 2016. Such amounts have adjusted to the information account the $12.85 dividend paid on November 2012. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by linear interpolation. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. Any options that do not vest in 2015 because of a shortfall in AOP may vest in 2016 if there is an excess of AOP in such year. In addition, any excess AOP in 2013 or 2014 under the executives’ prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(5)	Represents options that vest as follows: up to 20% if the AOP, as defined in note 1, per diluted share is at least $76.84 per diluted share on September 30, 2012 (the AOP for fiscal 2012 was $98.40 so 20% vested as of September 30, 2012), 5% if the AOP is at least $65.00 per diluted share and up to 20% if the AOP is at least $75.15 per diluted share on September 30, 2013, 5% if the AOP is at least $71.50 per diluted share and up to 20% if the AOP is at least $88.30 on September 30, 2014, 5% if the AOP is at least $78.65 per diluted share and up to 20% if the AOP is at least $103.75 on September 30, 2015, and 5% if the AOP is at least $86.52 and up to 20% if the AOP is at least $121.91 on September 30, 2016. Such amounts have been adjusted to take into account the $12.85 dividend paid in November 2012. If the AOP is between the amount required to vest 5% and the amount required to vest 20%, the percentage of options that will vest will be in between 5% and 20% and will be determined by linear interpolation. Any options that do not vest in any year may vest in either of the two following years if there is an excess of AOP in such year. In addition, any excess of AOP in any given year may be used in the following two years to make up for any deficiency in AOP. In no event may any amounts used in calculating current year, prior year or future year be used more than once.
(6)

The options included for Mr. Howley reflect 1,433 options exercisable at a price of $6.68, 598 options exercisable at a price of $13.37, 30,000 options, of which 18,000 are currently exercisable, at a price of

$27.08, and 100,000 options of which none are currently exercisable, at a price of $82.57, in each case owned by Bratenahl Investments, Ltd. By virtue of his indirect ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the options that are owned by Bratenahl Investments, Ltd. However, Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.

Option Exercises in 2012 and 2012 Realized Values

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2012. None of the named executive officers had any stock awards outstanding during the fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
W. Nicholas Howley(1)	453,288	47,905,619
Gregory Rufus	37,702	4,178,339
James Skulina	109,666	12,418,163
Peter Palmer	2,468	268,395
John Leary	—	—

(1)	Includes exercises of 33,006 shares at a realized value of $3,362,555 by Bratenahl Investment, Ltd. By virtue of his indirect ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the options that are owned by Bratenahl Investments, Ltd. However, Mr. Howley disclaims beneficially ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.

Potential Payments Upon Termination or Change in Control

All of the named executive officers have severance benefits governed by their employment agreements.

Pursuant to the terms of his employment agreement, if Mr. Howley is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2012, Mr. Howley had no unpaid but accrued salary and benefits. If Mr. Howley is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), his salary will continue for two years and he will receive two times the greater of (a) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (b) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any. In addition, the Company will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2012, he would have received approximately $3,771,117 in base salary, bonus and benefits.

In addition, as required by the employment agreement, Mr. Howley’s stock option agreement of November 2008 vesting in 2009 through 2013 granting him 800,000 stock options provides that if Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: If Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2011 but prior to April 25, 2012, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2012 but prior to April 25, 2013, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2013, 100% of the remaining unvested options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would be spread ratably over the remaining performance vesting schedule. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2012, 640,000 options would be permitted to continue to vest in accordance with their terms. On November 19, 2012, the Compensation Committee amended Mr. Howley’s stock option agreement of November 2008 vesting in 2009 through 2013 to also permit continued vesting if his employment terminates by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65.

As also required by Mr. Howley’s employment agreement, Mr. Howley’s stock option agreement of March 2011 granting him 510,000 options vesting in 2014 and 2015 has similar provisions with regard to post-employment vesting. Therefore, if Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: If Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2011 but prior to April 25, 2012, 20% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2012 but prior to April 25, 2013, 40% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after April 25, 2013 but prior to April 25, 2014, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after April 25, 2014 but prior to April 25, 2015, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after April 25, 2015, 100% of the remaining unvested options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would spread ratably over the remaining performance vesting schedule. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2012, 204,000 options would be permitted to continue to vest in accordance with their terms. On November 19, 2012, the Compensation Committee amended Mr. Howley’s stock option agreement of March 2011 vesting in 2014 and 2015 to also permit continued vesting if his employment terminates by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65.

Pursuant to the terms of their respective employment agreements, if Mr. Rufus, Mr. Skulina, Mr. Palmer or Mr. Leary is terminated for cause (as defined in the applicable agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2012, none of Mr. Rufus, Mr. Skulina, Mr. Palmer or Mr. Leary had unpaid but accrued base salary or benefits. If Mr. Mr. Rufus, Mr. Skulina, Mr. Palmer or Mr. Leary is terminated for death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below), his salary will continue for 12 months and he will receive the greater of (a) all bonuses paid or payable to him for the fiscal year immediately prior to the date of termination or (b) bonus for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any. In addition, for such 12-month period, if the termination had occurred prior to October 1, 2012, the Company would have continued his car allowance and club membership (at a monthly cost not to exceed the cost on the date of termination). Further, the Company will offer to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost that is not greater than that he was charged for coverage as of the date of termination. Thus, if Mr. Rufus had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2012, he would have received approximately $729,197 in base salary, bonus and benefits; if Mr. Skulina had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2012, he would have received approximately $438,373 in base salary, bonus and benefits; if Mr. Palmer had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2012, he would have received approximately $427,032 in base salary, bonus and benefits; and if Mr. Leary had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2012, he would have received approximately $488,232 in base salary, bonus and benefits. Effective, October 1, 2012, each of Messrs. Rufus’, Skulina’s, Palmer’s and Leary’s employment agreement was amended to eliminate the continuation of the car allowance and payment by the Company of certain club membership fees if such executive officer is terminated for death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below). Mr. Leary’s employment agreement discontinued such benefits as of October 1, 2012 in accordance with its terms.

In addition, the option grants on March 4, 2011 for Messrs. Rufus, Skulina, Palmer and Leary have post-employment vesting provisions similar to those described above for Mr. Howley. The applicable option agreements provide that if the executive’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: if the executive’s employment terminates for the aforementioned reasons on or after October 1, 2011 but prior to October 1, 2012, 20% of the remaining unvested options may continue to vest in accordance with their terms; if the executive’s employment terminates for the aforementioned reasons on or after October 1, 2012 but prior to October 1, 2013, 40% of the remaining unvested options may continue to vest in accordance with their terms; if the executive’s employment terminates for the aforementioned reasons on or after October 1, 2013 but prior to October 1, 2014, 60% of the remaining unvested options may continue to vest in accordance with their terms; if the executive’s employment terminates for the aforementioned reasons on or after October 1, 2014 but prior to October 1, 2015, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if the executive’s employment terminates for the aforementioned reasons on or after October 1, 2015, 100% of the remaining options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would be spread ratably over the remaining performance vesting schedule and time vesting schedule. If Mr. Rufus, Mr. Skulina, Mr. Palmer or Mr. Leary had died, become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2012, none of his options would be permitted to continue to vest in accordance with their terms. On November 19, 2012, the Compensation Committee amended each of Messrs. Rufus’, Skulina’s, Palmer’s and Leary’s stock option agreement of March 4, 2011 to also permit continued vesting if any such executive’s employment terminates by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65.

The Company’s Stock Incentive Plan has provisions for accelerated vesting in certain circumstances on a change in control. In addition, all named executive officers are entitled to gross-ups for any excise tax due in connection with a change in control for grants made under the Stock Incentive Plan prior to fiscal 2013. If a change in control had occurred on September 30, 2012, Messrs. Howley, Rufus, Skulina, Palmer and Leary would have had 830,000, 140,000, 51,700, 49,200 and 72,400 options, respectively, vest, with a realized value of $66,924,800, $11,623,400, $3,588,982, $3,112,764 and $5,105,780, respectively (assuming the change in control price was $141.87, the closing price of the Company’s stock on the NYSE on September 28, 2012). In addition, Messrs. Rufus, Skulina and Palmer would have received tax gross-ups of $5,224,633, $1,618,134 and $1,535,997, respectively. The foregoing amounts assume that the options that actually vested as of September 30, 2012 (subject to validation by the compensation committee that the performance targets had been met, which occurred in November 2012), were vested as of September 30, 2012 and were not accelerated pursuant to a change in control. Had a transaction actually occurred on September 30, 2012, tax regulations might have required those options to be deemed accelerated by the change in control.

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2012, the named executive officers would have been entitled to receive the following aggregate amounts:

	Change in Control ($)(1)		Termination for Cause ($)	Termination Without Cause ($)(2)	Termination for Death/ Disability ($)(2)	Voluntary Termination for Good Reason ($)(2)	Voluntary Termination without Good Reason ($)
W. Nicholas Howley	70,695,917	(3)	—	3,771,117	3,771,117	3,771,117	—
Gregory Rufus	16,882,230		—	729,197	729,197	729,197	—
James Skulina	5,225,489		—	438,373	438,373	438,737	—
Peter Palmer	4,671,793		—	427,032	427,032	427,032	—
John Leary	3,607,355		—	488,232	488,232	488,232	—

(1)	Except for Mr. Howley (see note (3)), amounts assume that the named executive officer was not terminated in connection with the change in control. If the named executive was terminated without Cause in connection with a change in control, his compensation would also include amounts listed in the column for Termination Without Cause. Amounts assume that the options that actually vested as of September 30, 2012 (subject to validation by the Compensation Committee that the performance targets had been met, which occurred in November 2012), were vested as of September 30, 2012 and were not accelerated pursuant to a change in control.
(2)	Amounts for Messrs. Rufus’s, Skulina’s, Palmer’s and Leary’s car allowance and country club dues were based on actual amounts paid in fiscal 2012, but actual amounts paid upon a termination could differ.
(3)	Mr. Howley would receive salary, bonus and benefit continuation in the event of a change in control only if it was coupled with a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed and, as a result, Mr. Howley voluntarily terminates his employment.

Employment Agreements

Employment Agreement with W. Nicholas Howley, Chief Executive Officer

In connection with the acquisition of the Company by Warburg Pincus, on June 6, 2003, W. Nicholas Howley entered into an employment agreement with TransDigm Inc. to serve as President, Chief Executive Officer and Chairman of the Board of Directors of TransDigm Inc. That employment agreement was to expire on July 23, 2008 and Mr. Howley and the Company entered into a new employment agreement to serves as Chief Executive Officer and Chairman of the Board of the Company, replacing the 2003 agreement, in May 2008 (effective April 25, 2008, the date the Board substantively approved the agreement). The employment agreement was again amended and restated on February 23, 2011 and the term was extended through December 31, 2015. Effective as of October 1, 2005, Mr. Howley ceased serving as the President of the Company, but continues to serve as the Chief Executive Officer and Chairman of the Board of Directors of the Company.

Unless earlier terminated by the Company or Mr. Howley, the initial term of Mr. Howley’s employment agreement expires on December 31, 2015. However, unless the Company or Mr. Howley elects not to renew the current term, upon the expiration of the current term, Mr. Howley’s employment agreement will automatically be extended for an additional one-year period. Under the terms of the employment agreement, Mr. Howley is entitled to receive an annual base salary of no less than $873,443 in calendar year 2012. The annual base salary is subject to annual review but may be increased and not decreased subject to such review. As of September 30, 2012, Mr. Howley’s annual base salary was $873,443. In addition, under the terms of his employment agreement, Mr. Howley is entitled to participate in the Company’s annual cash bonus plan, stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers. Under the terms of his employment agreement, Mr. Howley was also entitled to certain perquisites, including an annual automobile allowance, the payment by the Company of certain membership fees in respect of one country club of Mr. Howley’s choice and the payment by the Company of certain reasonable expenses incurred by Mr. Howley in planning and preparing his tax returns and managing his financial affairs, provided that such expenses do not exceed $33,500 per year. Effective, October 1, 2012, Mr. Howley’s employment agreement was amended to eliminate the annual automobile allowance, payment by the Company of certain country club membership fees and payment by the Company of certain expenses incurred in planning and preparing tax returns and managing his financial affairs. Through December 31, 2013, Mr. Howley is entitled to use a Company-provided airplane for personal use up to 12 times per year, so long as such use does not interfere with Company use. Mr. Howley will have imputed income with respect to such use at the Standard Industry Fare Level (SIFL) rate, as published by the Internal Revenue Code. The most recent amended and restated employment agreement provides that the foregoing benefit relating to airplane use will terminate December 31, 2013.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if Mr. Howley’s employment is terminated:

•

without cause (where “cause” is defined as the repeated failure by Mr. Howley, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries other than any such failure resulting from incapacity due to reasonably documented physical or mental illness, or any willful misconduct by Mr. Howley that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries, or Mr. Howley’s conviction of, or pleading “guilty” or “no contest” to a felony that is or could reasonably be expected to result in material harm to the Company or any of its subsidiaries),

•	by Mr. Howley for certain enumerated good reasons, which include:

•	a material diminution in Mr. Howley’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent,

•	a reduction of Mr. Howley’s annual base salary or annual bonus opportunities, without his prior written consent, or

•	Mr. Howley is not re-elected to the Board of Directors, or

•	the Company requires Mr. Howley, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or

•	any material breach of the employment agreement by the Company), or

•

there is a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control (as hereinafter defined) or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed. As used in Mr. Howley’s employment agreement, “change in control” means (A) a change in ownership or control of the Company effected through a transaction or series of transactions (other than a public offering) including by way of merger, consolidation or otherwise, whereby any person or related group of persons directly or indirectly acquires beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition or (B) individuals who, as of February 23, 2011, were members of the Board of Directors of the Company (together with any successor director who was approved by two-thirds of such existing directors) cease to constitute 50% of the members of the Board of Directors or (C) the consummation of a complete liquidation or dissolution of the Company or (D) the consummation of a sale or other disposition of all or substantially all of the assets of the Company.

•

due to his death or disability (which is defined as the inability of Mr. Howley to perform his duties and responsibilities as an officer or employee of the Company or any of its subsidiaries on a full-time basis for more than six months within any 12-month period because of a physical, mental or emotional incapacity resulting from injury, sickness or disease), the Company will, pay Mr. Howley, in substantially equal installments over a 24-month period, an amount equal to two times Mr. Howley’s salary plus two times the greater of all of the bonuses paid or payable to Mr. Howley for the prior fiscal year (excluding any extraordinary bonus) or the target bonuses for the year in which Mr. Howley’s employment terminates, determined in accordance with the Company’s bonus program(s), if any. In addition, the Company will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination.

In addition, as required by the employment agreement, Mr. Howley’s stock option agreement of November 2008 vesting in 2009 through 2013 granting him 800,000 stock options provides that if Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: If Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2011 but prior to April 25, 2012, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2012 but prior to April 25, 2013, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2013, 100% of the remaining unvested options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would be spread ratably over the remaining performance vesting schedule. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2012, 640,000 options would be permitted to continue to vest in accordance with their terms. On November 19, 2012, the Compensation Committee amended Mr. Howley’s stock option agreement of November 2008 vesting in 2009 through 2013 to also permit continued vesting if his employment terminates by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65.

As also required by Mr. Howley’s employment agreement, Mr. Howley’s stock option agreement of March 2011 granting him 510,000 options vesting in 2014 and 2015 has similar provisions with regard to post-employment vesting. Therefore, if Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: If Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2011 but prior to April 25, 2013, 20% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2012 but prior to April 25, 2013, 40% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after April 25, 2013 but prior to April 25, 2014, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after April 25, 2014 but prior to April 25, 2015, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after April 25, 2015, 100% of the remaining unvested options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would spread ratably over the remaining performance vesting schedule. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2012, 204,000 options would be permitted to continue to vest in accordance with their terms. On November 19, 2012, the Compensation Committee amended Mr. Howley’s stock option agreement of March 2011 vesting in 2014 and 2015 to also permit continued vesting if his employment terminates by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 24 months, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Howley’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreements with Other Executive Officers

On November 18, 2005, Gregory Rufus entered into an employment agreement with the Company, effective October 1, 2005, to serve as Executive Vice President and Chief Financial Officer, respectively, of the Company. The employment agreement was amended to conform with the provisions of Section 409A under the Internal Revenue Code on October 29, 2008. The initial term of Mr. Rufus’ employment agreement expired on October 1, 2010 but was automatically extended for an additional two year period. On February 24, 2011, Mr. Rufus entered into new amended and restated employment agreement with the Company extending the term of the agreement through December 31, 2015. On April 20, 2012, each of Messrs. James Skulina and Peter Palmer entered into employment agreements with the Company to serve as Executive Vice President of the Company. Unless earlier terminated by the Company or Messrs. Skulina or Palmer, as the case may be, the terms of their agreements extend until October 1, 2017. On July 30, 2012, Mr. John Leary entered into an employment agreement with the Company to serve as Executive Vice President of the Company. Unless earlier terminated by the Company or Mr. John Leary, the term of his agreements extends until October 1, 2015.

Unless the Company or the executive elects not to renew the term, upon expiration of the current term of each executive’s employment agreement, the agreement will automatically be extended for an additional two-year period. Under the terms of the employment agreements, Mr. Rufus is entitled to receive an annual base salary of no less than $395,000, Mr. Skulina was entitled to receive an annual base salary of no less than $310,000, Mr. Palmer is entitled to receive an annual base salary of no less than $310,000 and Mr. Leary was entitled to receive an annual base salary of no less than $335,000 through September 30, 2012 and no less than $348,500 thereafter, each of which annual base salary is subject to annual review but may be increased and not decreased subject to such review. As of September 30, 2012, Mr. Rufus’, Mr. Skulina’s, Mr. Palmer’s and Mr. Leary’s respective annual base salaries were $415,000, $ 310,000, $310,000 and $335,000. In addition, under the terms of their respective employment agreements, Mr. Rufus, Mr. Skulina, Mr. Palmer and Mr. Leary are entitled to participate in the Company’s annual cash bonus plan, non-qualified deferred compensation plan, stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers. Under the terms of their respective employment agreement, Messrs. Rufus, Skulina, Palmer and Leary were also entitled to certain perquisites, including an annual automobile allowance and the payment by the Company of certain membership fees in respect of one country club of the executive’s choice until such agreements were amended effective October 1, 2012 (or, in the case of Mr. Leary, such perquisites were eliminated by the express terms of the employment agreement). Effective October 1, 2012, each of Messrs. Rufus’, Skulina’s, Palmer’s, and Mr. Leary’s employment agreement was amended to eliminate the annual automobile allowance and the payment by the Company of certain country club membership fees and their base salaries were increased accordingly.

The employment agreements provide that if Mr. Rufus, Mr. Skulina, Mr. Palmer or Mr. Leary is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if his employment is terminated:

•

without cause (which is defined as the repeated failure by the executive officer, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries other than any such failure resulting from incapacity due to reasonably documented physical or mental illness, or any willful misconduct by the executive officer that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries),

•	by the executive officer for certain enumerated good reasons, which include:

•	a material diminution in the his title, duties or responsibilities, without his prior written consent,

•	a reduction of his aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent,

•	the Company requires him, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or

•	any material breach of this Agreement by the Company, or

•

due to his death or disability (which is defined as the executive officer’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months or a medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, and for which the executive officer is receiving income replacement benefits for a period of at least three months under an accident and health plan covering the Company’s employees), the Company will pay (or would have paid) the executive officer, in substantially equal installments over a 12-month period, an amount equal to one times his salary plus one times the greater of all of the bonuses paid or payable to him for the prior fiscal year (excluding any extraordinary bonus) or the bonuses for the year in which his employment terminates, determined in accordance with the Company’s bonus program(s), if any, plus, if termination occurred prior to October 1, 2012, the executive officer’s annual automobile allowance. In addition, the Company will offer (or would have offered) to the executive officer to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to him that is not greater than the monthly cost that he is charged for coverage as of the date of termination and, if termination occurred prior to October 1, 2012, the Company would have reimbursed the executive officer monthly for membership fees in one country club, not to exceed in any month one-twelfth of the monthly fees he was entitled to have reimbursed as of the date of termination. Effective, October 1, 2012, each of Messrs. Mr. Rufus’, Mr. Skulina’s, Mr. Palmer’s and Mr. Leary’s employment agreements was amended to eliminate payment of an executive officer’s annual automobile allowance and certain country club membership fees following termination of such officer’s employment (or, in the case of Mr. Leary, such perquisites were eliminated by the express terms of the employment agreement). During the term of each executive officer’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, the executive officer will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of each executive officer’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, each executive officer is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as the executive officer is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

Information regarding employment agreements with several of the Company’s executive officers is set forth under “Executive Compensation—Employment Agreements.”

Business Relationship with Satair A/S

Mr. Staer is the Chief Executive Officer of Satair A/S, a subsidiary of Airbus (“Satair”), and a distributor of aerospace products, including parts manufactured by subsidiaries of the Company. Mr. Staer was elected to the Board of Directors on January 20, 2012. Until October 2011, Mr. Howley was a director of Satair and served on Satair’s compensation committee. In fiscal 2012, Satair purchased parts from subsidiaries of the Company with an aggregate purchase price of approximately $70.2 million, representing approximately 4.1% of the Company’s net sales.

Acquisition of AmSafe

In February 2012, the Company purchased AmSafe Global Holdings, Inc. for approximately $750 million in cash from a group controlled by Berkshire Partners LLC (“Berkshire”) and Greenbriar Equity Group LLC. At the time of the sale, affiliates of Berkshire held approximately 37.5% of the equity of AmSafe. Affiliates of Berkshire also hold greater than 5% of the outstanding equity of the Company and Mr. Robert Small, a managing director of Berkshire, serves on the board of directors of the Company (but did not serve on the board of directors of AmSafe). Mr. Small recused himself from deliberations regarding the potential acquisition and abstained from the vote of the Company’s Board of Directors in approving the AmSafe acquisition transaction.

Approval or Ratification of Transactions with Related Persons

The Board of Directors of the Company reviews and must approve all related party transactions. Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board for consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board and the Board may approve or disapprove the Company entering into the transaction. All related party transactions, whether or not those transactions must be disclosed under Federal securities laws, are approved by the Board pursuant to the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2012, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Staer filed a late Form 3 on March 2, 2012 relating to his election to the Board on January 20, 2012, Mr. Skulina filed a late Form 4 on February 3, 2012 relating to a stock option grant on January 19, 2012, Mr. Laubenthal filed a late Form 4 on September 18, 2012 relating to a stock option exercise and sale that occurred on August 15, 2012 and Mr. James Riley filed a late Form 4 on December 20, 2012 relating to a stock option exercise and sale that occurred on December 15, 2012.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended September 30, 2012 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2012 for filing with the Securities and Exchange Commission.

Audit Committee

Sean P. Hennessy, Chairman

William Dries

Douglas W. Peacock

Robert Small

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal provides stockholders the opportunity to cast an advisory vote on the Company’s compensation for named executive officers by voting for or against the following resolution. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the results of the vote when making future compensation decisions for the Company’s named executive officers.

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement.”

The Board of Directors unanimously recommends that you vote FOR approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

Ernst & Young LLP has served as independent registered public accounting firm to the Company since 2003 and is expected to do so for the fiscal year ending September 30, 2013. A representative of Ernst & Young LLP is expected to be present, and available to respond to appropriate questions, at the Annual Meeting and will have an opportunity to make a statement, if desired.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Below are the fees billed to the Company for the 2011 and 2012 fiscal years:

Audit Fees

Ernst & Young billed the Company an aggregate of approximately $2,226,000 in fees for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements of the Company included in its quarterly reports during fiscal year ended September 30, 2011 and approximately $2,472,000 during fiscal year ended September 30, 2012.

Audit-Related Fees

Ernst & Young billed the Company approximately $386,000 in fees for professional services rendered during the fiscal year ended September 30, 2011. Such services principally included assistance and consultation provided to management in performing due diligence in connection with potential acquisitions. Ernst & Young did not perform any similar services in fiscal year 2012.

Tax Fees

Ernst & Young billed the Company an aggregate of approximately $956,000 in fees for professional services rendered for the fiscal year ended September 30, 2011 and approximately $292,000 for the fiscal year ended September 30, 2012. Such services principally included assistance and consultation provided to the Company in connection with tax planning matters, mergers and acquisitions and tax compliance matters.

All Other Fees

No services were provided the Company by Ernst & Young during the years ended September 30, 2011 and September 30, 2012 other than audit services, audit-related services and tax services.

Audit Committee Pre-Approval Policy

The Audit Committee must pre-approve any audit or permissible non-audit services. The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent auditors, and has provided blanket approval for acquisition-related services less than $100,000. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. 100% of non-audit services were preapproved by the Audit Committee.

The Board of Directors unanimously recommends that stockholders vote FOR this proposal.

PROPOSAL FOUR: STOCKHOLDER PROPOSAL

The Pension Reserves Investment Trust Fund, 84 State Street, Second Floor, Boston, Massachusetts 02109, the beneficial owner of 38,648 shares of the Company’s common stock as of August 7, 2012, has advised the Company that it intends to submit a proposal to a vote of stockholders at the annual meeting of stockholders on March 6, 2013. The proposal and the stockholder’s statement in support thereof are set forth below. If properly presented, this proposal will be voted on at the annual meeting.

The Board of Directors disclaims any responsibility for the content of the proposal and statement in support, which are presented in the form received from the stockholder. For the reasons set forth following the proposal, the Board of Directors makes no voting recommendation regarding this proposal.

Stockholder Proposal and Stockholder’s Supporting Statement

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of TransDigm Group Incorporated urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted on behalf of the Pension Reserves Investment Trust Fund by its trustee, the Pension Reserves Investment Management Board. The Shareholder Rights Project represented and advised the Pension Reserves Investment Management Board in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 60% since 2000, and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during 2010 and 2011 exceeded 75%.

The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

Board of Directors’ Statement Regarding the Stockholder Proposal to Repeal Classified Board

The Board of Directors has carefully considered the stockholder proposal set forth above relating to declassifying the Board of Directors, and at this time has determined neither to oppose nor to support the proposal and to make no voting recommendation to stockholders. The Board of Directors recognizes that this has been a controversial matter for other companies and believes there are valid arguments for and against declassifying the Board. This proposal will provide stockholders with an opportunity to express their views on this topic. The proposal is non-binding and requests that the Board of Directors take the steps necessary to eliminate the classified board structure. Any change in the classified structure of the Board of Directors would require an amendment to the Company’s amended and restated certificate of incorporation. Such an amendment would have to be approved by the affirmative vote of not less than three-fourths of the outstanding shares of the Company’s common stock.

After careful consideration, the Board of Directors is neither supporting nor opposing this proposal and makes no voting recommendation. Unless you instruct otherwise on your proxy card or by telephone or internet voting instructions, your proxy will be voted “ABSTAIN” on this proposal.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

If a stockholder wants to include a proposal in our Proxy Statement and form of proxy for presentation at the Company’s 2013 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by the Company at its principal executive offices at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114 by September 30, 2013. The proposal should be sent to the attention of the Secretary of the Company.

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders outside of SEC Rule 14a-8 (and therefore not for inclusion in our proxy materials for such Annual Meeting of Stockholders). These procedures provide that nominations for director nominees or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at its principal executive offices. The Company must receive the notice of a stockholder’s intention to introduce a nomination at the Company’s 2014 Annual Meeting of Stockholders between November 6, 2013 and December 6, 2013. The Company must receive the notice of a stockholder’s intention to propose an item of business, other than a director nomination, at the Company’s 2014 Annual Meeting of Stockholders between December 6, 2013 and January 5, 2014. The chairman of the 2014 Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

HOUSEHOLDING

The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any beneficial stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

OTHER MATTERS

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. A stockholder may specify a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers, in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants and will abstain from voting on the stockholder proposal. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,

GREGORY RUFUS

Secretary

Dated: January 28, 2013

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL #g
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND   DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees		☐	☐	☐
01	Mervin Dunn 02 Michael Graff
The Board of Directors recommends you vote FOR proposals 2 and 3 and makes no recommendation regarding proposal 4.							For	Against	Abstain
2	To approve (in an advisory vote) compensation paid to the Company’s named executive officers						☐	☐	☐
3	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending September 30, 2013						☐	☐	☐
							For	Against	Abstain
4	To vote on a stockholder proposal, if properly presented at the meeting						☐	☐	☐
NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof
For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date		JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

TRANSDIGM GROUP INCORPORATED Annual Meeting of Stockholders March 6, 2013 9:00AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints W. Nicholas Howley and Gregory Rufus, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 11, 2013 at the Annual Meeting of Stockholders to be held on March 6, 2013, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated January 28, 2013 is hereby acknowledged.

If no instructions are given, the proxies will vote to elect the director nominees listed in “Election of Directors,” FOR Proposal 2 (approval of executive compensation) and Proposal 3 (ratification of the selection of the independent accountants), and will abstain from voting on Proposal 4 (vote on a stockholder proposal).

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side